CHAPMAN AND CUTLER LLP                                    111 WEST MONROE STREET
                                                         CHICAGO, ILLINOIS 60603



                                January 25, 2012



First Trust Exchange-Traded AlphaDEX(R) Fund II
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187



         Re:      First Trust Exchange-Traded AlphaDEX(R) Fund II
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Ladies and Gentlemen:

      We have served as counsel for the First Trust Exchange-Traded AlphaDEX(R) Fund II (the "Trust"), which proposes to offer and sell shares of each of its series (the "Shares"), First Trust Germany AlphaDEX(R) Fund, First Trust Canada AlphaDEX(R) Fund, First Trust Australia AlphaDEX(R) Fund, First Trust United Kingdom AlphaDEX(R) Fund, First Trust Taiwan AlphaDEX(R) Fund, First Trust Hong Kong AlphaDEX(R) Fund and First Trust Switzerland AlphaDEX(R) Fund (each, a "Fund," and collectively, the "Funds"), in the manner and on the terms set forth in Amendment No. 6 and Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A filed on or about January 25, 2012 (the "Amendment") with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended, respectively.

      In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Bingham McCutchen LLP issued to the Trust or Trust's counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

      Based upon the foregoing, we are of the opinion that:

      The Shares of each Fund may be issued from time to time in accordance with the Trust's Declaration of Trust dated December 3, 2010 and the Trust's By-Laws, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by each Fund of the purchase price of not less than the net asset value per Share, and such Shares, when so issued and sold by each Fund, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of each Fund may under certain circumstances be held personally liable for its obligations.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-171759) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

                                        Respectfully submitted,

                                        CHAPMAN AND CUTLER LLP